Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated May 11, 2006, in the Registration Statement (Form S-4) and related Prospectus of Dave & Buster's, Inc. for the registration of $175,000,000 of 11 1/4% Senior Notes due 2014.

/s/ Ernst & Young LLP

Dallas, Texas
July 24, 2006